UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2011

LYONDELLBASELL INDUSTRIES N.V.

(Exact name of registrant as specified in charter)

The Netherlands	001-34726	98-0646235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Weena 737

3013 AM Rotterdam

The Netherlands

(Address of principal executive offices)

Registrant’s telephone number, including area code: 31 10 275 5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities; Item 8.01 Other Events

On September 27, 2011, LyondellBasell Industries N.V. (the “Company”) filed a Current Report on Form 8-K (the “Original

8-K”) to report that the management of Compagnie Petrochimique de Berre S.A.S. (“CPB”) and Compagnie de Distribution des Hydrocarbures S.A.S. (“CDH”), its indirect subsidiaries, intended to initiate consultations with their Works Councils on the potential cessation of refinery operations at their refinery in Berre, France and of the associated refined products business (the “Consultations”). The Company is filing this Form 8-K/A to amend the Original 8-K to update the disclosure therein.

On January 4, 2012, refinery operations were suspended. The suspension of operations was in accordance with an agreement executed in the fourth quarter of 2011 by CDH, CPB and union representatives addressing the procedures by which suspension of refinery operations and the Consultations would be governed. Consultations with the relevant Works Councils are in progress.

The Company has recorded a charge of $136 million in the fourth quarter of 2011 based on CDH and CPB’s current estimation of the cost of the Social Plan and as a result of inventory write-downs. Final costs to be incurred are contingent on completion of the Consultations. The Company expects to incur additional costs in connection with the cessation of operations. The Company does not believe any such additional costs will be material to its results of operations.

This filing contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature or which relate to future events and are subject to risks and uncertainties. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. The forward-looking statements made in this filing relate only to events as of the date of this filing. We undertake no ongoing obligation to update these statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: January 31, 2012	By:	/s/ Karyn F. Ovelmen
Karyn F. Ovelmen
Executive Vice President